As filed with the Securities and Exchange Commission on October 23, 1997
                                                      Registration No. 333-36563


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               Amendment No. 1 to
                         Form S-3 Registration Statement
                                      Under
                           The Securities Act of 1933


                              TERA COMPUTER COMPANY
             (Exact name of registrant as specified in its charter)

                     WASHINGTON                       93-0962605
            (State or other jurisdiction            (IRS Employer
         of incorporation or organization)        Identification No.)

                            2815 Eastlake Avenue East
                             Seattle, WA 98102-3027
                           (206) 325-0800 (telephone)
                           (206) 325-2433 (facsimile)
       (Address, including zip code, and telephone and facsimile numbers, including area code, of principal executive offices)


                   Kenneth W. Johnson, Chief Financial Officer
                              Tera Computer Company
                              2815 Eastlake Avenue
                             Seattle, WA 98102-3027
                           (206) 325-0800 (telephone)
                           (206) 325-2433 (facsimile)
                          (Name, address, including zip
              code, and telephone and facsimile numbers, including
                        area code, of agent for service)

                                    Copy to:
                               Christopher J. Voss
                                 Stoel Rives LLP
                          One Union Square, 36th Floor
                             Seattle, WA 98101-3197
                           (206) 624-0900 (telephone)
                           (206) 386-7500 (facsimile)

        Approximate date of commencement of proposed sale to the public:
      From time to time after this registration statement becomes effective

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with a dividend or interest reinvestment plan, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

==========================================================================================================================
Title of Each              Amount                 Proposed Maximum             Proposed Maximum               Amount of
Class of Securities        to be                  Offering Price Per           Aggregate Offering             Registration
Registered                 Registered             Share(1)                     Price (1)                      Fee
--------------------       ----------             ----------------------       ----------------------         ---
Common Stock,              1,367,499 shares       $12.75                       $17,435,612                    $5,284
$.01 par value
==========================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

PROSPECTUS
                              TERA COMPUTER COMPANY

                        1,367,499 Shares of Common Stock


This Prospectus covers the resale of shares of Common Stock of Tera Computer
Company, a Washington corporation ("Tera" or the "Company"), by certain shareholders (the "Selling Shareholders") of the Company. These shares were first issued by the Company through (1) a private placement of 299,332 shares of Common Stock and warrants to purchase an additional 68,167 shares of Common
Stock in March 1997 and (2) the issuance of warrants to purchase an aggregate of 1,000,000 shares to H.J. Meyers & Co., Inc., which warrants were subsequently distributed to certain principals and affiliates thereof. See "Selling
Shareholders."

The shares of Common Stock may be offered or sold by the Selling Shareholders of the Company from time to time in the over-the-counter market or otherwise at market prices then prevailing, in negotiated transactions or otherwise. Brokers or dealers will receive commissions or discounts from Selling Shareholders in amounts to be negotiated immediately prior to the sale. Such resales are subject to the prospectus delivery and other requirements of the Securities Act of 1933, as amended (the "Securities Act"). The Company will not receive any of the proceeds from the resale of the Common Stock but will receive the proceeds from the cash exercises, if any, of the warrants. See "Selling Shareholders" and "Plan of Distribution." In connection with any sales, the Selling Shareholders and any brokers and dealers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act. See "Plan of Distribution."

The Common Stock is listed on the Nasdaq SmallCap Market under the symbol TERA.
On October 22, 1997, the closing price for the Common Stock was $13.00.


These Securities Involve a High Degree of Risk. See "Risk Factors" beginning on page 4 for Certain Factors Related to This Offering.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus. This Prospectus does not constitute an offering in any jurisdiction in which such offering may not lawfully be made. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as to which information has been given herein.


                               The date of this Prospectus is October ___, 1997.
                                       -1-

                                TABLE OF CONTENTS


Section                                                                     Page
-------                                                                     ----
The Company ...........................................................        2
Incorporation of Certain Documents by Reference .......................        3
Available Information .................................................        3
Risk Factors ..........................................................        4
Recent Events .........................................................       10
Capitalization ........................................................       11
Selling Shareholders ..................................................       12
Plan of Distribution ..................................................       14
Experts ...............................................................       15
Limitation of Liability and Indemnification ...........................       15


                                   THE COMPANY

     The Company was formed to design, develop and market high performance general purpose parallel computer systems. Tera's Multithreaded Architecture
System ("MTA system") is designed to address a wide range of scientific and engineering applications, such as simulation and visualization of complex mechanical and biochemical systems, as well as emerging commercial applications, such as database mining, information-on- demand and computer-aided design and visualization. The Company believes that its MTA system represents a significant breakthrough in high performance computing that will enable the Company to offer systems with several times the price/performance of currently available commercial high performance computer systems. The Company believes that the MTA system overcomes the limitations of currently available commercial architectures by delivering a general purpose parallel, easy-to-program, scalable, very high performance computer system. The MTA system is designed to combine the very high computational price/performance levels of massively parallel processing with the ease of use of conventional shared memory programming. Typical MTA system configurations are expected to sell for between $5 million and $40 million. The
Company's initial delivery of an MTA system is scheduled for 1997 to the San
Diego Supercomputer Center. See, however, "RISK FACTORS - Manufacturing Risks;
Reliance On and Capacity Of Third Party Sole Source Suppliers."

     The Company was incorporated in Washington in December 1987. The Company's principal executive offices are located at 2815 Eastlake Avenue East, Seattle, Washington 98102-3027, and its telephone number is (206) 325-0800.

                              --------------------

     "Tera" and "MTA" are trademarks of the Company. This Prospectus also contains and incorporates trademarks of other companies.

                                       -2-

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange
Act of 1934, as amended (the "Exchange Act"), are incorporated in this Prospectus by reference:

          (a) The Company's Annual Report on Form 10-KSB for the year ended
     December 31, 1996;

          (b) The Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1997 and June 30, 1997;

          (c) The Company's Current Reports on Form 8-K, filed on April 1, 1997,
     May 21, 1997, July 11, 1997, and October 1, 1997; and

          (d) The description of the Company's Common Stock contained in the Company's Registration Statement on Form SB-2 (Registration No.
     33-95460-LA), including any amendment or report filed for the purpose of updating such description, as incorporated by reference in the Company's
     Registration Statement on Form 8-A (Registration No. 0-26820), including the amendment thereto on Form 8-A/A filed by the Company.

     All reports and other documents subsequently filed by the Company pursuant to sections 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.


                              AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form
S-3 under the Securities Act with respect to the securities offered hereby. This
Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. The
Registration Statement, including exhibits thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549, and at the
Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New
York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago,
Illinois 60661, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. Copies of such documents may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street N.W.,
Washington, D.C. 20006. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by such reference.

     The Company's Common Stock is registered with the Commission under Section
12(g) of the Exchange Act and, in accordance therewith, the Company files reports, proxy statements, and other information with the Commission. Such filings can be inspected and copied at the Commission's public reference rooms at the above-referenced addresses, at prescribed rates, or from the Commission's
Website at "http://www.sec.gov."

                                       -3-

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, including any beneficial owner, on the written or oral request of any such person, a copy of any or all of the incorporated documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference therein. Requests shall be directed to Tera Computer Company, 2815 Eastlake Avenue East, Seattle, WA
98102-3027, Attention: Chief Financial Officer (telephone number (206) 325-
0800). The information relating to the Company contained in this Prospectus does not purport to be comprehensive and should be read together with the information contained in the incorporated documents.


                                  RISK FACTORS

     In addition to the other information in this Prospectus, each prospective investor should carefully consider the following factors in evaluating the Company and its business before purchasing the securities offered hereby. No investor should participate in the offering unless such investor can afford a complete loss of his or her investment. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth in the following risk factors and elsewhere in this Prospectus.

Development Stage Enterprise; History of Losses. The Company is a development stage enterprise that had an accumulated loss of approximately $33.4 million as of June 30, 1997. The Company has experienced net losses in each year of operation and expects to incur substantial further losses while it tests and evaluates its MTA system prototype and commences production, and possibly thereafter. The Company has had no revenue or earnings. The Company will recognize revenue only as resource modules are delivered and accepted. Initial deliveries under the agreement with the San Diego Supercomputer Center are scheduled for 1997. However, given the Company's reliance on sole source third-party vendors, it is possible that deliveries could be delayed. Whether the Company will achieve revenue or earnings will depend upon a number of factors, including its ability to design, develop, manufacture and market the MTA system and to achieve broad market acceptance thereof. In addition, profitability will be dependent on, among other things, the level of revenue in any given period, the terms and conditions of sale or lease for an MTA system, the system model or models sold, and the Company's expense levels and manufacturing costs. There can be no assurance that the Company will be successful in completing the development of, and delivering and receiving payments for, production MTA systems, or that it will be able to generate sales or achieve a profitable level of operations in the future.

Development Status of the MTA System. The development of a new very high performance computer system is a lengthy and technically challenging process and requires a significant investment of capital and other resources. Several companies in this market have experienced extreme financial difficulty in the past several years, including Thinking Machines Corporation, Cray Computer
Corporation, Kendall Square Research Corporation and Supercomputer Systems, Inc.
Since its inception through June 30, 1997, the Company has expended approximately $43.7 million to design and develop the MTA system. The hardware development effort has included design of integrated circuits, packaging and cooling systems and at-speed testing equipment. The software development effort has included design of compilers, an operating system and input-output software technology. Until November 1996, when the Company announced that its initial prototype was undergoing testing and had run its first programs, the MTA system has been subject only to computer simulation, and the prototype system has undergone only initial testing and evaluation. While initial testing and evaluation of the prototype system have been successful, the Company has not integrated multiple modules into a commercially configured system and only recently commenced work on its initial production model.

     Assuming that the MTA system prototype can be successfully developed, modifications to the hardware components, software and the integrated system still may be required. Development of system software is a difficult process, and there can be no assurance that the Company will be able to meet all of the technical challenges required to integrate and complete an MTA system that satisfies both internal and commercially

                                       -4-

acceptable performance specifications. Significant delays in completing the various hardware components or software, or in integrating the full system, would materially and adversely affect the Company's business and results of operations. Even if the Company is successful in developing its prototype, there can be no assurance that the Company's products will be commercially successful.

Manufacturing Risks; Reliance On and Capacity Of Third Party Sole Source
Suppliers. The Company intends to subcontract the manufacture of substantially all of its hardware components, including integrated circuits, printed circuit boards, flex circuits and power supplies, on a sole source basis to third party suppliers, and there can be no assurance that such suppliers will be able to manufacture the components to the Company's design specifications. Manufacturing difficulties and limited yields, particularly of gallium arsenide ("GaAs") integrated circuits and advanced printed circuit boards and flex circuits, could materially and adversely affect the Company's ability to complete and deliver production models of the MTA system. The manufacture of integrated circuits, and in particular the manufacture of GaAs integrated circuits, is a difficult and complex process. Minute impurities, difficulties in the fabrication process, defects in the masks used to print circuits on wafers or other factors can cause a substantial percentage of wafers to be rejected or numerous die on each wafer to be non-functional. The Company's suppliers may experience problems in achieving acceptable manufacturing yields for these or other reasons, resulting in substantial delays in the delivery of necessary hardware components to the Company and unacceptably high prices for those components, with a resulting loss of profitability or loss of competitiveness for the Company's products. The
Company has experienced such yield problems already, and these failures forced the Company to redesign certain components for manufacture by alternative suppliers which caused delays in the fabrication of the Company's prototype and increased demands upon the Company's financial resources. The Company also has experienced delays in receiving integrated circuits and printed circuit boards from its suppliers which meet its design specifications. There can be no assurance that the Company's efforts to obtain components in a timely manner that meet its design specifications will be successful. Delays in obtaining such components has adversely affected the Company's ability to deliver its first MTA system to the San Diego Supercomputer Center on schedule and may continue to do so. See "RECENT EVENTS - Use of Cash Resources."

     Moreover, the production capacity of the Company's integrated circuit suppliers is very limited and the availability of integrated circuits and other components will be a limiting factor on the number and size of the MTA systems that may be sold, assuming the receipt of additional purchase orders. Absent improved yields, increased production capacity or a reallocation of such suppliers' output to meet its needs, the Company may be unable to obtain a sufficient quantity of integrated circuits or other suitable components to meet future production and delivery schedules. In addition, some of the Company's key suppliers are small companies with limited financial and other resources, and may be more likely to experience financial difficulties than larger, well established companies. Any or all of the Company's suppliers may make strategic changes in their product lines, which may result in the delay or suspension of manufacture of the Company's components or systems. In the event of a reduction or interruption of supply of the Company's components, it could take the Company a considerable period of time to identify and qualify alternative suppliers to redesign its products as necessary and recommence manufacture. The Company's inability to obtain sufficient sole or limited source components as required, or to develop alternative sources if and as required in the future, could result in the Company finding itself without a source of supply for its components; this could materially impair the Company's ability to deliver its products, which would materially and adversely affect the Company's business and results of operations.

Future Capital Needs. During the next year, the Company's working capital needs will depend primarily upon its personnel costs, the cost of components purchased to complete the testing of its initial MTA system prototype and manufacturing startup costs, and inventory and receivable financing associated with the production of MTA systems. The Company has experienced delays in the development of particular components of the MTA system that have increased the need for working capital, and the Company could experience significant additional delays in the manufacturing process that could further substantially increase the Company's need for working capital. Personnel and operating costs will be required to fund ongoing research, development and engineering efforts,

                                       -5-

develop a customer service organization and expand the Company's sales and marketing efforts. Additionally, the Company's administrative functions will increase in order to support its engineering and sales efforts.

     In September 1997, the Company privately placed $5,000,000 of Series C
Convertible Preferred Stock. These funds, along with the Company's present cash resources and funds anticipated from sales of MTA systems, are expected to be sufficient to fund the Company for the next twelve months. See "RECENT EVENTS -
Private Placements" and " - Use of Cash Resources."

Marketing Risks; Government Funding and Regulation. The Company's first sales targets will be U.S. and foreign government agencies and research laboratories, which constitute more than one-half of the market for very high performance computer systems. The United States government historically has facilitated the development of, and has constituted a market for, new and enhanced very high performance computer systems. A change of policy by the United States government or foreign governments that results in a reduction of, or delays in, funding of certain high technology programs employing high performance computing could have a major impact on the market for very high performance computer systems, and would materially and adversely affect the Company's business, results of operations and need for capital.

     Most of the Company's potential customers already own or lease very high performance computer systems. Some of the Company's competitors may offer trade-in allowances or discounts to potential customers, and the Company may not be able to match such sales incentives. The Company may be required to provide discounts in order to make sales or be required to finance the leasing of its products, which would result in a deferral of the Company's receipt of cash for such systems. These developments could materially and adversely affect the Company's business and results of operations.

     The United States government regulates the export of high performance computing systems such as the anticipated MTA system. There can be no assurance that the U.S. government will grant any necessary export licenses for the sale of MTA systems to foreign buyers. The Company's prospects for growth will depend in part on its ability to obtain export licenses for foreign sales, the delay or denial of which could materially and adversely affect the Company's business and results of operations.

     In order to expand its market beyond the very high performance scientific market, and particularly beyond government agencies and research laboratories, to engineering and other commercial markets, the Company must be able to attract independent software vendors to port their software application programs so that they will run on the MTA system. There can be no assurance that the Company will be able to induce independent software vendors to port their applications, and the failure to do so could materially and adversely affect the Company's business and results of operations.

Management of Growth; Dependence on Key Personnel. If the Company is successful in developing and marketing the MTA system, the Company believes it could undergo a period of rapid growth which could place a significant strain on its management, financial and other resources. The Company's ability to manage its growth will require it to continue to improve its operational and financial systems and to motivate and effectively manage its employees. If the Company grows, it will have to implement new financial, budgeting, management information and internal control systems. The success of the Company will depend on the ability of management to implement effectively these changes and to manage the Company's operations over the long term. The Company's success also will depend in large part upon its ability to attract and retain highly skilled technical personnel to provide technological depth and support, to complete and enhance its first products and to develop new products. In addition, marketing and sales personnel will be needed. Competition for highly skilled management, technical, marketing and sales personnel is intense. There can be no assurance that the Company will be successful in attracting and retaining key management, technical, marketing and sales personnel, and its failure to do so would materially and adversely affect the Company's business and results of operations.

                                       -6-

     The Company is dependent on Burton J. Smith, the Company's Chairman of the
Board and Chief Scientist, and James E. Rottsolk, the Company's Chief Executive
Officer, and the loss of services of either could have a material impact on the ability of the Company to achieve its business objectives. The Company has key man life insurance policies on the lives of Messrs. Smith and Rottsolk in the amount of $2 million and $1 million, respectively. The Company has no employment contracts with either Mr. Smith or Mr. Rottsolk or with any other employee.

Quarterly Performance May Vary Significantly. In the event that the Company is able to attain broad market acceptance of the MTA system, one or a few system sales may account for a substantial percentage of the Company's quarterly and annual revenue because of the anticipated high average sales price of the MTA system models and the timing of purchase orders and product acceptances. Because a number of the Company's prospective customers receive funding from the U.S. or foreign governments, the timing of orders from such customers may be subject to the appropriation and funding schedules of the relevant government agencies. The timing of orders and shipments also could be affected by other events outside the control of the Company, such as changes in levels of customer capital spending, the introduction or announcement of competitive products, the availability of components, currency fluctuations and international conflicts or economic crises. Because of these factors, revenue, expenses, net income or loss and cash flow are likely to fluctuate significantly from quarter to quarter.

Rapid Technological Change and New Products. The market for the Company's products is characterized by rapidly changing technology, accelerated product obsolescence and rapidly changing industry standards. The Company's success will depend upon its ability to complete development of the MTA system and to introduce new products and features in a timely manner to meet evolving customer requirements. There can be no assurance that the Company will be successful in these efforts. The Company's business and results of operations will be materially and adversely affected if the Company incurs delays in developing its products or if such products do not gain broad market acceptance. In addition, there can be no assurance that products or technologies developed by others will not render the Company's products or technologies noncompetitive or obsolete.

Competition. The Company's competitors can be divided into two general categories: established companies that are well-known in the high performance computer market and new entrants capitalizing on developments in parallel processing and increased computer performance through networking.

     The high performance computer market is highly competitive and has been dominated by Cray Research. Other participants in the market include IBM
Corporation ("IBM"), Intel Corporation ("Intel"), and foreign companies such as Fujitsu, Ltd., Hitachi, Ltd., and NEC Corporation. Each of these competitors has broader product lines and substantially greater research, engineering, manufacturing, marketing and financial resources than the Company.

     A number of companies, including IBM, Intel, Silicon Graphics, Inc.,
Fujitsu Ltd. and Convex Computer Corporation, have developed or plan to develop massively parallel systems for the high performance computer market. Although to date this kind of system architecture has been limited in applicability and difficult to program, a breakthrough in architecture or software technology could change this situation. There can be no assurance that such a breakthrough will not occur, and such an advance would materially and adversely affect the Company's business and results of operations.

     There can be no assurance that the performance of the MTA system will be competitive with the computer systems offered by the Company's competitors or that the Company will be able to compete successfully over time against new entrants or innovative competitors at the lower end of the market. Furthermore, periodic announcements by the Company's competitors of new high performance computer systems and price adjustments may materially and adversely affect the Company's business and results of operations. The market has experienced a recent consolidation as Convex Computer Corporation was absorbed by Hewlett-Packard in 1995,

                                       -7-

Cray Research was acquired by Silicon Graphics, Inc. in 1996, and Intel has stated that it would no longer directly market high performance computer systems.

Proprietary Rights. The Company relies on a combination of copyright and trade secret protection, non-disclosure agreements and licensing arrangements to establish, protect and enforce its proprietary rights. Despite the Company's efforts to safeguard and maintain its proprietary rights, there can be no assurance that the Company will be successful in doing so or that the Company's competitors will not independently develop or patent technologies that are substantially equivalent or superior to the Company's technologies.

     Although the Company is not a party to any present litigation regarding proprietary rights, there can be no assurance that third parties will not assert intellectual property claims against the Company in the future. Such claims, if proved, could materially and adversely affect the Company's business and results of operations. In addition, although any such claims may ultimately prove to be without merit, the necessary management attention to and legal costs associated with litigation or other resolution of such claims could materially and adversely affect the Company's business and results of operations.

     The laws of certain foreign countries do not protect intellectual property rights to the same extent or in the same manner as do the laws of the United
States. Although the Company continues to implement protective measures and intends to defend its proprietary rights vigorously, there can be no assurance that these efforts will be successful.

Shares Eligible for Future Sale. Sale of substantial amounts of the Company's
Common Stock in the public market or the prospect of such sales could materially and adversely affect the market price of the Common Stock. As of September 30, 1997, the Company had outstanding 10,677,938 shares of Common Stock; 5,000 shares of Series C Convertible Preferred Stock convertible into no less than 430,440 shares of Common Stock; and privately placed warrants to purchase another 1,214,342 shares of Common Stock (of which 1,068,167 shares are covered by this Prospectus). In addition, as of such date, the Company had granted options under its option plans to purchase an aggregate of 2,082,839 shares of Common Stock. Almost all of the Company's outstanding shares of Common Stock may be sold without substantial restrictions, and the Company has filed a Registration Statement on Form S-3 to register the resale of the shares of Common Stock issuable upon the conversion of its Series C Convertible Preferred
Stock. All of the shares purchased under the stock option plans are available for sale in the public market, subject in some cases to volume and other limitations.

     Sales in the public market of substantial amounts of Common Stock, including sales of Common Stock issued upon conversion of the Series C
Convertible Preferred Stock and the shares of Common Stock offered hereby, or the perception that such sales could occur could depress prevailing market prices for the Common Stock. The existence of the private warrants and any other options or warrants may prove to be a hindrance to future equity financing by the Company. Further, the holders of such warrants and options may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company.

Possible Volatility of Stock Price. The trading price of the Company's Common
Stock could be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts' estimates, announcements of technological innovations by the Company or its competitors, general conditions in the very high performance computer industry and other factors. In addition, the stock market is subject to price and volume fluctuations that affect the market prices for companies in general, and small capitalization, high technology companies in particular, and are often unrelated to their operating performance.

Possible Illiquidity of Trading Market. The Common Stock is quoted on the Nasdaq
SmallCap Market (the "Market"). The Market may be significantly less liquid than the Nasdaq National Market. In addition, the Nasdaq has adopted more stringent maintenance requirements and significantly increased its compliance enforcement efforts. If the Company should continue to experience losses from operations or for any other

                                       -8-

reason have insufficient net tangible assets, it may be unable to maintain the standards for continued quotation of the Common Stock on the Market, and the Common Stock could be subject to removal therefrom. If such removal were to occur, trading, if any, in the Common Stock henceforth would be conducted in the over-the-counter market on an electronic bulletin board established for securities that do not meet the listing requirements for the Market, or in what are commonly referred to as the "pink sheets." As a result, an investor would find it more difficult to dispose of, or to obtain accurate quotations for the price of, the Company's securities. In addition, such removal would subject the Company's securities to so-called "penny stock" rules that impose additional sales practice and market making requirements on broker-dealers who sell and/or make a market in such securities. Consequently, removal from the Market could affect the ability or willingness of broker-dealers to sell and/or make a market in the Company's securities and the ability of purchasers of the Company's securities to sell their securities in the secondary market. In addition, if the market price of the Company's Common Stock falls to below $5.00 per share, the Company may become subject to certain penny stock rules even if still quoted on the Market. While such penny stock rules should not affect the quotation of the Company's Common Stock on the Market, such rules may further limit the market liquidity of the Common Stock and the ability of investors to sell securities in the secondary market.

No Anticipated Dividends. The Company has not previously paid any dividends on its Common Stock and for the foreseeable future intends to continue its policy of retaining any earnings to finance the development and expansion of its business.

Effect of Antitakeover Provisions. Certain provisions of the Company's Restated
Articles of Incorporation and Restated Bylaws and the laws of the State of Washington could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of Common Stock. The Company is authorized to issue preferred stock, without shareholder approval, with rights senior to those of the Common Stock and to impose various procedural and other requirements that could make it more difficult for shareholders to effect certain corporate actions.

Limitations on Liability and Indemnification Matters. As permitted by the Washington Business Corporation Act, the Company has included in its Restated
Articles of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, excluding, however, liability for acts or omissions involving intentional misconduct or knowing violations of law, illegal distributions or transactions from which the director receives benefits to which the director is not legally entitled. In addition, the Restated Bylaws of the Company provide that the Company is required to indemnify its directors under certain circumstances, including those in which indemnification would otherwise be discretionary, and the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

                                       -9-

                                  RECENT EVENTS

     The following summarizes significant events with respect to the Company in 1997.


     1. Private Placements. The Company completed three private placements of equity securities in 1997. In March, the Company raised $1,122,495, less expenses, through the sale to eight accredited investors of 299,332 shares of Common Stock and 74,833 warrants (of which 68,167 are private warrants exercisable at $6.00 per share and 6,666 were redeemable common stock purchase warrants, since exercised). The second private placement, which also was completed in March, raised $3,000,000, less expenses, through the sale of 3,000 shares of Series B Convertible Preferred Stock to an institutional purchaser.
The shares of the Series B Convertible Preferred Stock were converted into an aggregate of 740,266 shares of Common Stock upon conversion and the payment of accrued dividends thereon, which shares have since been resold by the holder thereof. The Company issued private warrants for 29,041 shares of Common Stock to an investment banking firm which acted as the Company's sales agent in connection with these two private placements. The third private placement, which closed in September, raised $5,000,000, less expenses, through the sale of 5,000 shares of Series C Convertible Preferred Stock to an institutional purchaser.
The Company has filed a Registration Statement on Form S-3 to register the resale of the shares of Common Stock issuable upon the conversion of the Series
C Convertible Preferred Stock.

     2. Warrant Exercises/Redemption. On June 25, 1997, the Company redeemed all of its unexercised publicly held Warrants. The Company received approximately
$10.6 million from the exercise of 2,130,527 Warrants, net of expenses, with 95,604 Warrants redeemed at $.05 per Warrant.

     3. Use of Cash Resources. Since its incorporation through June 30, 1997, the Company's principal sources of liquidity have been net proceeds from the sale of equity of approximately $43.2 million and research funding of approximately $18.8 million from the Defense Advanced Research Projects Agency
("DARPA"). As of September 30, 1997, and after completion of the private placements and warrant exercises and redemptions described above, the Company had in excess of $9 million in cash and no bank line of credit. These funds, along with funds anticipated from sales of MTA systems, are expected to be sufficient to fund the Company for the next twelve months. See "RISK FACTORS -
Future Capital Needs" and "- Manufacturing Risks; Reliance On and Capacity of
Third Party Sole Source Suppliers."

                                      -10-

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company (i) as of June 30, 1997, and (ii) as adjusted to give effect to the private placement of the Series C Convertible Preferred Stock and the issuance of an aggregate of 740,266 shares of Common Stock upon the conversion of the Series B Convertible
Preferred Stock and the payment of accrued dividends thereon.


                                                                                    June 30, 1997 (1)
                                                                                    -----------------
                                                                                 Actual     As Adjusted
                                                                                 ------     -----------
                                                                                    (in thousands)
Long-term portion of capital leases .........................................   $    134    $    134
Shareholders' equity:
    Convertible Preferred Stock, $.01 par value: 5,000,000 shares authorized;
       issued and outstanding, 3,000 shares of Series B, actual; issued and outstanding, 5,000 shares
       of Series C, as adjusted .............................................      3,192       4,970
    Common Stock, $.01 par value:
       25,000,000 shares authorized; 9,868,897 shares issued and outstanding, actual; 10,609,163 shares issued and outstanding, as
       adjusted .............................................................     39,964      43,156
    Preferred stock dividend distributable ..................................         38          38
    Accumulated deficit .....................................................    (33,426)    (33,426)
                                                                                --------    --------
       Total shareholders' equity ...........................................      9,767      14,738
                                                                                --------    --------
            Total capitalization ............................................   $  9,901    $ 14,872
                                                                                ========    ========
----------------------

(1) Does not include (i) 1,774,420 shares issuable upon exercise of outstanding stock options as of June 30, 1997 or (ii) 1,214,342 shares of Common Stock currently issuable upon exercise of certain privately placed warrants (including 1,068,167 shares covered by this Prospectus).

                              SELLING SHAREHOLDERS

         As part of a private placement to eight accredited investors in March 1997, the Company agreed to register the resale of 299,332 shares of Common Stock then sold, as well as 68,167 shares of Common Stock issuable upon exercise of warrants then issued.

         In April 1997, the Company issued a warrant to H.J. Meyers & Co., Inc. to purchase 700,000 shares of Common Stock at an exercise price of $3.9375 per share. This warrant was issued in consideration for services rendered under a financial consulting agreement and, in connection therewith, certain warrants previously issued to H.J. Meyers & Co., Inc. as compensation for its services as representative in the Company's initial public offering in September 1995 and as sales agent for the Company's private offering completed in July 1996 were canceled. This warrant becomes exercisable on October 23, 1997, and is exercisable through April 21, 2002.

         In June 1997, the Company issued a separate warrant to H.J. Meyers & Co., Inc. to purchase 300,000 shares of Common Stock at an exercise price of $4.50 per share, as compensation for certain consulting and financial advisory services. This warrant becomes exercisable at the rate of 50,000 shares of Common Stock per month, beginning on July 26, 1997, so that all 300,000 shares will be exercisable as of December 26, 1997.

         The warrants issued to H.J. Meyers & Co., Inc., have been distributed to certain of its principals and affiliates, as indicated below.

         The warrants issued to H.J. Meyers & Co., Inc. contain provisions which permit "cashless exercises" pursuant to which the holders may surrender to the Company a number of shares of Common Stock having a market value equal to the aggregate exercise price of the warrants being exercised. The Company understands that the holders are likely to use the cashless exercise feature so that the total number of shares of Common Stock issuable to the holders will be less than 1,000,000.

         These shares of Common Stock may be sold at any time or from time to time if a current prospectus relating to such Common Stock is in effect and the securities have qualified for sale. The Company will not receive any proceeds from the market sales of the shares of Common Stock. Sales of these shares of Common Stock, or even the potential of such sales, could have an adverse effect on the market prices for the Common Stock. See "RISK FACTORS - Shares Eligible for Future Sale."

         No Selling Shareholder has had a material relationship with the Company within the past three years except for the WBW Trust Number One, which owned more than five percent of the Company's outstanding securities at certain times during such period. The Selling Shareholders and the number of shares of Common Stock (including shares of Common Stock issuable upon exercise of warrants) held by each of them and offered hereby are listed below.

                                                                  Shares of
Selling Shareholder                                             Common Stock
-------------------                                             ------------
Robert M. Arnold                                                   33,335
Karl D. Dillon                                                     16,665
First Washington Corp. Profit Sharing Trust                        17,500
Kestrel Software, L.L.C.                                           35,000
Gainor R. Lewis and Carder R. Lewis                                70,000
Preston Interests, Ltd.                                           133,335
Stephen B. and Laurel B. Preston                                   35,000
WBW Trust Number One                                               26,664
North Hampton Holdings Corporation III                            474,000 *
Michael A. Bresner                                                 39,500 *
Patrick W. Grady                                                  285,000 *
Michael Bergin                                                      5,000 *
Glenn Busch                                                         5,000 *
Angel Cruz                                                         29,000 *
James C. Witzel                                                    14,100 *
Robert J. Setteducati                                              59,600 *
Thomas S. Parigian                                                 32,800 *
Joseph Galigan                                                     14,750 *
Michael Vanechanos                                                 11,750 *
William E. Massucci                                                29,500 *
                                                                ---------
         Total                                                  1,367,499


     *Assumes that the Selling Shareholder will exercise the warrants for cash. If the Selling Shareholder uses the cashless exercise alternative, the actual number of shares of Common Stock issued thereto will be fewer, depending on the market value of the underlying shares of Common Stock on the date of exercise.

                              PLAN OF DISTRIBUTION

     The shares of Common Stock may be sold from time to time by the Selling Shareholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made in open market transactions on stock exchanges (including the Market) or otherwise at prices and at terms then prevailing, at prices related to the then current market price or in negotiated transactions. These securities may be sold by one or more of the following methods: (a) block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal, in a market maker capacity or otherwise, and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale.

     If any of the following events occurs, this Prospectus will be amended to include additional disclosure before offers and sales of these shares of Common Stock are made: (a) to the extent such securities are sold at a fixed price or by option at a price other than the prevailing market price, such price would be set forth in the Prospectus; (b) if the securities are sold in block transactions and the purchaser wishes to resell, such arrangements would be described in the Prospectus; and (c) if the compensation paid to broker-dealers is other than usual and customary discounts, concessions or commissions, disclosure of the terms of the transaction would be included in the Prospectus. The Prospectus also would disclose if there are other changes to the stated plan of distribution, including arrangements that either individually or as group that would constitute an orchestrated distribution of the securities.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of these shares of Common Stock may not simultaneously engage in market making activities with respect to any securities of the Company for a period of at least two (and possibly nine) business days prior to the commencement of such distribution. Accordingly, in the event that any broker-dealer, including H.J. Meyers & Co., Inc., is engaged in a distribution of these shares of Common Stock, it will not be able to make a market in the Company's securities during the applicable restrictive period. However, no broker-dealer that is a market maker has agreed to and none are obligated to act as broker-dealer in the sale of these shares of Common Stock, and the Selling Shareholders likely will be required, to sell such securities through a broker-dealer that is not a market maker. In addition, each Selling Shareholder desiring to sell these shares of Common Stock will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M, which provisions may limit the timing of the purchases and sales of shares of the Company's securities by such Selling Shareholders.

     The Selling Shareholders, such brokers or dealers, and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In addition, any securities covered by this Prospectus which later qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

     The Company is bearing all costs relating to the registration of the shares of Common Stock offered hereby other than certain fees and expenses, if any, of counsel or other advisors to the Selling Shareholders. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the Shares will be borne by the Selling Shareholder, the purchasers participating in such transaction, or both.

                                     EXPERTS

     The financial statements of the Company as of December 31, 1995 and 1996 and for each of the two years in the period ended December 31, 1996, incorporated by reference into this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports with respect thereto. Such financial statements have been so incorporated in reliance on the reports of such firm given upon their authority as experts in accounting and auditing.


                   LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Company's Restated Articles of Incorporation provide that, to the fullest extent permitted by the Washington Business Corporation Act, the Company's directors will not be liable for monetary damages to the Company or its shareholders, excluding, however, liability for acts or omissions involving intentional misconduct or knowing violations of law, illegal distributions or transactions from which the director receives benefits to which the director is not legally entitled. The Company's Restated Bylaws provide that the Company will indemnify its directors and, by action of the Board of Directors, may indemnify its officers, employees and other agents of the Company to the fullest extent permitted by applicable law, except for any legal proceeding that is initiated by such directors, officers, employees or agents without authorization of the Board of Directors. See "RISK FACTORS - Limitations on Liability and Indemnification Matters."

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

     All expenses in connection with the issuance and distribution of the securities being registered will be paid by the Company. The following is an itemized statement of these expenses (all amounts are estimated except for the SEC and Nasdaq listing fees):

      SEC Registration fee ..................................    $ 5,284

      Nasdaq listing fee ....................................    $ 7,500

      Blue Sky filing fees & expenses .......................    $ 2,500

      Legal fees ............................................    $13,000

      Accountant's Fees .....................................    $ 1,000

      Printing Fees .........................................    $   400

      Miscellaneous .........................................    $   316
                                                                 -------

      Total .................................................    $30,000
                                                                 =======


Item 15.  Indemnification of Officers and Directors.

     Article XII of the Company's Restated Articles of Incorporation and Section 11 of the Company's Restated Bylaws require indemnification of directors, officers, employees and agents of the Company to the fullest extent permitted by the Washington Business Corporation Act (the "Act"). Sections 23B.08.500 through 23B.08.000 of the Act authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act.

     Section 23B.08.320 of the Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, self-dealing or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article XI of the Company's Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the Company and its shareholders.

Item 16.  Exhibits.

          3.1  Restated Articles of Incorporation of the Company(l)

          3.2  Restated Bylaws of the Company(l)

          5    Opinion on Legality

          23   Consent of Deloitte & Touche LLP

          24   Power of Attorney(2)

---------------------

(1) Incorporated by reference to Amendment No. 3 to the Company's Registration Statement on Form SB-2 Registration No. 33-95460-LA, filed with the Commission on September 22, 1995

(2) Incorporated by reference to the Company's Registration Statement on Form S-3, Registration No. 333- 36563, filed with the Commission on September 26, 1997.


Item 17.  Undertakings.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

               (iii) To include any additional or changed material information with respect to the plan of distribution;

               provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act.

          (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
          Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on October 22, 1997.

                                   TERA COMPUTER COMPANY


                                   By: /s/ JAMES E. ROTTSOLK
                                      -----------------------------------------
                                      James E. Rottsolk
                                      Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 22nd day of October, 1997:

Signature and Title


/s/ BURTON J. SMITH
-----------------------------------     *
Burton J. Smith                         ---------------------------------------
Chairman of the Board of Directors      Daniel J. Evans, Director

/s/ JAMES E. ROTTSOLK
-----------------------------------     *
James E. Rottsolk                       ---------------------------------------
Chief Executive Officer                 Kenneth W. Kennedy, Director
and Director

/s/ KENNETH W. JOHNSON
-----------------------------------     *
Kenneth W. Johnson                      ---------------------------------------
Chief Financial Officer                 John W. Titcomb, Jr., Director


*                                       /s/ JAMES E. ROTTSOLK
-----------------------------------     ---------------------------------------
David N. Cutler, Director               * By:  James E. Rottsolk
                                               Attorney-in-fact

                                  EXHIBIT INDEX

                                                                   SEQUENTIAL
EX. NO.             DESCRIPTION                                     PAGE NO.


3.1   Restated Articles of Incorporation of the Company(l)

3.2   Restated Bylaws of the Company(l)

5     Opinion on Legality

23    Consent of Deloitte & Touche LLP

24    Power of Attorney (2)

------------------------

(1) Incorporated by reference to Amendment No. 3 to the Company's Registration Statement on Form SB-2, Registration No. 33-95460-LA, filed on September 22, 1995.

(2) Incorporated by reference to the Company's Registration Statement on Form S-3, Registration No. 333-36563, filed on September 26, 1997.